EXHIBIT 99.1

PRESS RELEASE DATED JANUARY 24, 2006

Patch Negotiates Alberta Oil Sands Consortium

VANCOUVER, B.C., January 24, 2005 /PRNewswire-FirstCall, Patch International Inc. (PTII: OTCBB) is pleased to announce that it has entered into negotiations for the formation of a consortium to exploit certain key opportunities in the Alberta oil sands. Alberta’s oil sands contain one third of the known reserves in the world. The largest and most accessible reserve is the Athabasca oil sands at 40,000 acres. This is where PTII will be focusing its efforts.

``PTII is very excited to be moving forward in the oil sands because the future importance of the northern Alberta’s oil sands to North American markets will continue to grow in significance as conventional supplies dwindle and the high oil prices make the development of these projects much more economically feasible,'' said Mr. Stadnyk, PTII’s President. ``With our strong cash position and our experienced management presence in Alberta, we have been presented with a number of quality opportunities in this arena. We are convinced that the timing is perfect and that we are in the position to acquire and develop an oil sands project that will provide tremendous upside exposure for our shareholders while we move forward and are well positioned to achieve our short-term conventional production goal of 1000 BOE/day.''

A number of factors have made investing in the oil sands more attractive than ever. Alberta’s Athabasca oil sands are estimated to have vast reserves of 175 billion barrels of oil. Today oil prices are already very high and on the rise, with uncertainty on where prices are headed. What is certain is that global demand for oil- especially from Asia- is far outstripping the ability of companies to meet current demand and replenish their diminishing reserves. These factors are being exacerbated by global political uncertainty. The oil sands are increasingly on the U.S. radar screen as they focus on reducing their reliance on oil producing countries outside of North America. The Chinese have become increasingly involved in the oil sands with the China National Offshore Oil Corp., recently investing $150 million in MEG Energy Corp., a private company engaged in the oil sands. Also, proposed regulatory and accounting changes will help financing and mine development capabilities with oil sands assets in Alberta.

ABOUT PATCH INTERNATIONAL

PTII is a junior oil and gas producer that currently earns oil revenue from 20 oil wells. These wells provide the company with short-term and long-term cash flow. PTII has drill programs on three properties in Alberta scheduled for this spring. PTII has properties in North America, and is exploring opportunities in the Alberta oil sands and South America. PTII has a strong cash position as a result of being substantially underway in its program to sell its 11.2 million shares investment in Pharmaxis. The Company has declared a dividend, whereby shareholders of record as at July 30, 2004, will receive on a pro-rata basis 50% of the net proceeds after taxes and costs of the sale of the Company's Pharmaxis investment and net of any other costs and taxes that may arise with respect to this matter. The distribution will take place after the Company has completed the final sale of its Pharmaxis shares and is subject to the Company receiving all the required regulatory approvals.

For further information visit our corporate website at www.patchinternational.com.

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Contact:

Investor Relations

Tel: 888-864-7372

Fax: 604-688-5390

Email: info@patchinternational.com

CEOcast

Mr. Ken Sgro

Tel: 212-732-4300 Ext. 12

Email: kensgro@ceocast.com

The foregoing communication contains forward-looking statements. All such forward-looking statements are, by necessity, only estimates of future results and actual results achieved by Patch International Inc. may differ materially from these statements due to a number of factors. Patch International Inc. assumes no obligation to update these forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting such statements. You should independently investigate and fully understand all risks before you make investment decision.